CONTACT:	Michal D. Cann - President & CEO Rick A. Shields - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY DECLARES CASH DIVIDEND

OAK HARBOR, WA – January 25, 2005 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced that its Board of Directors has declared a cash dividend of $0.0725 per common share to shareholders of record on February 7, 2005. The dividend will be paid February 22, 2005.

In a separate release today, WBCO reported earnings of $1.10 per diluted share for 2004. “We had a slow start in 2004 due to Washington Funding Group, but overall performance in the second half of the year was very encouraging,” said Michal D. Cann, President and Chief Executive Officer. “I am pleased to reward our stockholders for their support by paying a cash dividend.”

WBCO has consistently paid a cash dividend each quarter since its initial public offering in 1998. In addition to the cash dividends, the company paid a 10% stock dividend in October 2002 and a 15% stock dividend in February 2004.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “expect,” “should,” “will,” “anticipate,” “believe” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) competitive pressure among financial institutions; (4) legislation or regulatory requirement; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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NOTE: Transmitted on Business Wire at 5:05 am PST, January 25, 2005.